Exhibit 99.1

Press Release Dated July 24, 2017

NEWS RELEASE

July 24, 2017

Farmers Capital Bank Corporation Announces Common Dividend

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) announced today that its Board of Directors approved a quarterly cash dividend on the Company’s common stock of $0.10 per share. The quarterly $0.10 per share dividend represents an annualized yield of 1.03% based on the closing price of $38.90 on July 21, 2017. The dividend is payable on October 2, 2017 to shareholders of record at the close of business on September 1, 2017. The Company currently has 7,513,964 shares outstanding.

Farmers Capital Bank Corporation is a bank holding company with one bank subsidiary, United Bank & Capital Trust Company. The Company is headquartered in Frankfort, Kentucky and operates 34 banking locations in 21 communities throughout Central and Northern Kentucky, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.